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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of report (Date of earliest event reported): April 30, 1999

                                    333-46235
                            (Commission File Number)

                        PRODUCTION RESOURCE GROUP, L.L.C.
             (Exact name of Registrant as Specified in its Charter)

                               Delaware 14-1786937
(State or other Jurisdiction of Formation)     (IRS Employer Identification No.)


       539 Temple Hill Road, New Windsor, New York                    12553

       (Address of Principal Executive Offices)                     (Zip Code)


                                 (914) 567-5700
              (Registrant's Telephone Number, Including Area Code)

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Item 2.   Acquisitions

         On April 30, 1999, Production Resource Group, L.L.C. (the "Company") acquired substantially all of the assets subject to substantially all of the liabilities constituting the business of Ancha Electronics, Inc., an Illinois corporation, ("Ancha"), pursuant to an Acquisition Agreement, dated as of April 28, 1999, among Ancha, Robert F. Ancha and Bruce D. Gauger, as shareholders of Ancha and the Company. Pursuant to the Acquisition Agreement, in exchange for the aforementioned assets, the Company paid $2.5 million in cash (including a $500,000 escrow deposit) to Ancha, issued $100,000 of Preferred Units in the Company to Ancha and assumed $1.4 of indebtedness. The amount of consideration paid to Ancha was reached through arm's-length negotiations and was funded from the Company's credit facility with The Bank of New York, as agent for a syndicate of banks. A copy of the Acquisition Agreement is attached as Exhibit 10.14.

         Ancha, is based in Rolling Meadows, Illinois, with offices in locations including Atlanta, Georgia, Tampa, Florida and Dallas, Texas. It provides specialized audio, video, video presentation and media management systems and related products. Ancha will continue its business and operations as part of the Company's Audio Group.

         Ancha is owned by Robert F. Ancha and Bruce D. Gauger.

         Ancha's revenues for the fiscal year ended December 31, 1998 were approximately $14.2 million.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(a) (b) Financial Statements of Businesses Acquired. Pro Forma Financial Information

         As of the date of this report, the financial statements and pro forma financial information required by this item are not available. It is the Company's intention that such financial statements and pro forma data will be filed within 60 days of the due date of this report, as required under applicable regulations of the Securities and Exchange Commission.

(c) Exhibits

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                                 EXHIBIT INDEX

Exhibit No.        Document Description
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10.14    Acquisition Agreement Among Production Resource Group, L.L.C., as
         Buyer, Ancha Electronics, Inc., as Seller, and Robert F. Ancha and Bruce D. Gauger, as Shareholders.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K, to be signed on its behalf by the undersigned hereunto duly authorized.


                                  PRODUCTION RESOURCE GROUP, L.L.C.
                                           (Registrant)




Date: May 13, 1999        By:/s/ Robert A. Manners
                             ------------------------------------------------
                             Robert A. Manners
                             Senior Vice President & General Counsel

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